AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PIPELINE DATA, INC.,

COCARD MERGER SUB, LLC

and

COCARD MARKETING GROUP, LLC

Dated as of May 16, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May 16, 2008, by and among Pipeline Data, Inc., a Delaware corporation (“Parent”), CoCard Merger Sub, LLC, a Virginia limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and CoCard Marketing Group, LLC, a Virginia limited liability company (the “Company”). Parent, Merger Sub and the Company are sometimes collectively referred to as the “Parties” or individually as a “Party.”

BACKGROUND

A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Virginia Limited Liability Company Act (the “Act”), Parent and the Company intend to enter into a business combination transaction.

B.        Parent has organized Merger Sub for the purpose of effecting the transactions contemplated hereby and, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged (the “Merger”) with and into the Company, the separate existence of Merger Sub will thereupon cease and the Company will continue as the surviving limited liability company and a wholly owned subsidiary of Parent.

C.        The respective boards of Parent and the Company have each (i) determined that consummating the Merger in accordance with the terms and conditions of this Agreement and the applicable provisions of the Act is fair to, advisable and in the best interests of, each such entity and its members or shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend, in the case of the Company, the approval of this Agreement and the Merger by its Members entitled to vote thereon.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	THE MERGER

1.1       The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Act, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Merger. The Company, in its capacity as the limited liability company surviving the Merger, is sometimes referred to as the “Surviving Company.” The Merger shall have the effects specified in the Act.

1.2       The Effective Time. On the Closing Date (as defined in Section 1.6), Parent and the Company shall cause the Merger to be consummated by filing the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Virginia, in such form as required by, and executed in accordance with the relevant provisions of, the Act (the date and time of such filing, as indicated by the date stamp of the Secretary of State of the State of

Virginia on the Articles of Merger, or such other time as Parent and the Company shall specify in the Articles of Merger, being the “Effective Time”).

1.3       The Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Articles of Merger and as specified in the Act, including, without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company, respectively, shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub and the Company, respectively, shall become the debts, liabilities and duties of the Surviving Company.

1.4       Limited Liability Company Agreement of the Surviving Company. At and after the Effective Time, the Limited Liability Company Agreement of the Surviving Company (the “Surviving Company Operating Agreement”) shall be amended and restated in its entirety to be identical to the Limited Liability Company Agreement of Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with the Act, except that the name of the Surviving Company shall be “CoCard Marketing Group, LLC.”

1.5	Directors and Officers of the Surviving Company.

(a)       The members of the board of Merger Sub immediately prior to the Effective Time shall be the members of the board of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Operating Agreement.

(b)       The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Operating Agreement.

1.6       Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at a location to be mutually determined by the Parties, on June 23, 2008 or within five business days thereof. The parties may mutually agree to such other date which shall be no later than five (5) business days after all conditions to closing as set forth in this Agreement have been satisfied. The date on which the Closing shall occur is referred to as the “Closing Date.” In the event the lending entity requests more information of either Party, each Party agrees to promptly provide such information to expedite Closing.

2.	EXCHANGE OF SECURITIES

2.1       Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any member or partner of the Company (“Company Member”) the following actions shall occur or otherwise be deemed to occur:

(a)    Company Membership Interests. All equity interests of any kind or nature in the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in an amount for each Company Member as determined by the Company’s Limited Liability Company Agreement, as set forth on Exhibit A hereto.

(b)   Membership Interests of Merger Sub. Each Unit of membership interest of Merger Sub (“Merger Sub Membership Interest”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one Unit of the Surviving Company.

2.2	Merger Consideration.

(a)    Purchase Price Paid at Closing. At the Closing, Parent agrees to pay the following “Preliminary Purchase Price” to the Company Members. Schedule 2.2(a) to this Agreement sets forth the Preliminary Purchase Price calculation as certified by the Company resulting in a Preliminary Purchase Price of Seventy Nine Million Two Hundred Eight Thousand One Hundred Fifty Two Dollars ($79,208,152). Parent shall confirm the calculation of the Preliminary Purchase Price within ten (10) business days of the date hereof. Lenders shall also have the opportunity to verify the Preliminary Purchase Price calculation. The formula used to derive the Preliminary Purchase Price is as follows:

(i)        the product of forty-nine (49) times the average monthly CoCard Gross Revenue (as defined below) during the six (6) month period commencing on October 1, 2007 and ending March 31, 2008; plus

(ii)       the product of (x) nineteen (19) times (y) thirty-four (34) basis points times (z) the average monthly net dollar volume of settled transactions at NPC for the Existing Merchants (as defined in the Company’s Marketing Agreement with NPC as Amended (“NPC Agreement”), a copy of which is attached hereto as Exhibit B for the six (6) month period ending August 31, 2007; plus

(iii)      an amount paid to Vested Equity Members (as defined below) equal to the product of forty-nine (49) times twelve percent (12%) of the residuals earned by CoCard from new merchants added between September 1, 2007 and the Effective Time(“Interim Revenue Payment”). The Interim Revenue Payment will be payable to Vested Equity Members pro rata based upon the Vested Equity Members’ production between September 1, 2007 and the Effective Time. A Vested Equity Member shall mean a Company Member who holds Class A or Class B Units of the Company and who signed an Agent Reseller Agreement with the Surviving Company. Notwithstanding the foregoing, this Interim Revenue Payment shall be made only to the extent that Company Members have been paid the scheduled monthly and quarterly distributions on such residuals on a 90/10 residual split and additional quarterly distributions.

(iv)      CoCard Gross Revenue shall mean all recurring revenue received by the Company except for revenue from American Express and Discover Card that is calculated in accordance with GAAP applied consistently with historical financial statements of the Company (hereinafter, “Residuals”), including but not limited to, any and all credit card, debit card transaction processing, fees, charges and payments derived from any and all sources such as third party agreements and/or contracts, which may be attributable to the Merchants identified within the attached “Merchant Portfolio”, prior to any and all payments of Residuals due to Members of Company.

(b)   Payment of Preliminary Purchase Price. The Preliminary Purchase Price shall be paid as follows:

(i)        At the Closing, Parent agrees to pay an aggregate of $70,000,000 of the Preliminary Purchase Price in cash to the Company Members in accordance with the guidelines as set forth in the Escrow Agreement pursuant to Section 2.5 hereof.

(ii)       At the Closing, Parent shall deliver to the Company Members a promissory note in the form attached as Exhibit B hereto (the “Promissory Note”) in the principal amount equal to the balance of the Preliminary Purchase Price including the Interim Revenue Payment. Schedule 2.2(b) to this Agreement sets forth the amount payable pursuant to the Promissory Note as certified by the Company is Nine Million Two Hundred Eight Thousand One Hundred Fifty Two Dollars ($9,208,152). The Promissory Note will carry interest at 12% per annum with equal monthly payments of interest only. The principal and any accrued interest will be due and payable on December 15, 2013.

(c)    Issuance of Warrants. In addition to the Preliminary Purchase price, at Closing, Parent shall issue to Company Members warrants to purchase an aggregate number of shares of the common stock of Parent equal to 15% of the principal amount of the Promissory Note issued at Closing divided by $1.60. The Warrants shall have a strike price of $1.60 and shall be issued pursuant to agreements in the form of Schedule 2.2(c) hereto.

(d)   Purchased Merchant Portfolio. Subject to Section 2.2(e), pursuant to the Merger, Parent shall acquire all right, title and interest in all residuals attributable to CoCard Merchants.

(e)    Post Closing Residual Split. For all merchants that were CoCard merchants as of August 31, 2007 (“Purchased Merchant Portfolio”), the Surviving Company will retain all residual revenue. After Closing, the Surviving Company will enter into independent sales agreements with independent sales agents and, for all merchants added to the CoCard merchant portfolio after August 31, 2007 (“New Merchant Portfolio”), shall split eighty percent (80%) to CoCard resellers (“Resellers”) and twenty percent (20%) to Surviving Company pursuant to Agent Reseller Agreements having three-year terms. Notwithstanding the foregoing and in addition to the 80% to Resellers of all other revenue, all revenue generated from American Express shall be distributed 100% to Resellers.

(f)    Post-Closing Processing Rates. After Closing, the Surviving Company shall receive processing rates on accounts boarded with Pipeline Data Processing, Inc. upon terms, conditions and pricing equal to those set forth on Exhibit C hereto.

2.3	Earn-Out.

(a)    Definitions. For the purpose of this Section 2.3, the following terms shall have the meanings indicated below:

“Adjusted Revenue” for any earn-out period shall mean (i) Revenues of the Surviving Company generated by the Purchased Merchant Portfolio, plus (ii) twenty percent (20%) of Revenues of the Surviving Company generated by the New Merchant Portfolio, plus (iii) the aggregate amount of all increases in any fees, charges or other additional income received from the Purchased Merchant Portfolio including, without limitation, annual fees, monthly minimums, transactional fees, etc.

“Revenue” shall mean all recurring revenue received by the Surviving Company except for revenue from American Express and Discover Card, which shall be calculated in accordance with GAAP applied consistently with historical financial statements of the Company, including but not limited to, any and all credit card, debit card transaction processing, fees, charges and payments derived from any and all sources such as third party agreements and/or contracts, and additionally accounts boarded on Pipeline Data Processing, Inc., which such accounts so boarded shall be calculated based on the processing rates and terms as set forth on Exhibit C. For avoidance of doubt, Revenue shall include all revenues received by the Surviving Company prior to payment of any residuals to any Resellers of the Surviving Company.

“CoCard Baseline Revenues” shall mean the average monthly CoCard Gross Revenue (as defined below) during the six (6) month period commencing on October 1, 2007 and ending March 31, 2008 (which, for avoidance of doubt, shall be the same amount used in Section 2.2(a)(i) for calculation of the Preliminary Purchase Price).

“Administrative Expenses” means , for any earn-out period, an amount allocated to the Surviving Company for administrative expenses of the Surviving Company. In no event shall Administrative Expenses exceed 6% of the Adjusted Revenues for a given earn-out period.

(b)   Earn-Out Period. During the Earn-Out Period, which shall commence on the Closing Date and end on the third anniversary of the Closing Date, the Vested Company Members shall have three earn-out opportunities based on incremental revenues of the Surviving Company. Incremental revenue shall be calculated on Adjusted Revenues of the Surviving Company for any measurement period. As set forth below, in order to receive the earn-out payments on the incremental revenue, the Adjusted Revenue for any earn-out period must be greater than the Adjusted Revenue for the prior earn-out period (or, for the first earn-out period, greater than the CoCard Baseline Revenues). Should the aggregate earn-out be achieved, each Vested Company Member shall receive that amount of Earn-Out payments for the Earn-Out Periods equal to such Vested Company Member’s “Earn-out Percentage” as set forth on Exhibit D. Schedule 2.3 sets forth an example of an earn-out calculation.

(c)    Post Closing Earn-Out Payments: The Parent shall pay to the Vested Company Members a post-closing earn-out for each of the three (3) years following the Closing, calculated as follows:

(i)	The first year earn-out payment will be the product of:

a.         the excess of the Adjusted Revenues of the Surviving Company for the period from the Closing Date through the first anniversary of the Closing Date (the “First Earn Out Period”) as compared to CoCard Baseline Revenues;

b.	multiplied by a factor of forty nine (49);

c.         less the Administrative Expenses during the first earn-out period.

(ii)	The second year earn-out payment will be the product of:

a.         the excess of the Adjusted Revenues of the Surviving Company for the period from the first anniversary of the Closing Date through the second anniversary of the Closing Date (the “Second Earn-Out Period”) as compared to the Adjusted Revenues of the Surviving Company for the First Earn-Out Period;

b.	multiplied by a factor of forty five (45).

c.         less the Administrative Expenses during the second earn-out period.

(iii)	The third year earn-out payment will be the product of:

a.         the excess of the Adjusted Revenues of the Surviving Company for the period from the second anniversary of the Closing Date through the third anniversary of the Closing Date as compared to Adjusted Gross Revenue of the Surviving Company for the Second Earn-Out Period;

b.	multiplied by a factor of forty (40).

c.         less the Administrative Expenses during the third earn-out period.

(d)   Change of Control Acceleration. Upon a Change of Control of the Parent or the Surviving Company, the Vested Company Members shall be entitled to an accelerated earn-out payment as follows:

(i)        if the Change of Control closes after the six (6) month anniversary of the Effective Time and prior to July 1, 2009, then the amount of the accelerated payout would be equal to three (3) times the product of the average monthly excess of the Adjusted Revenue of the Surviving Company from the date of Closing to the date of closing of the Change of Control transaction as compared to CoCard Gross Revenue for the same months during the period from July 1, 2007 through June 30, 2008 multiplied by forty (40) times; and

(ii)       if the Change of Control closes after June 30, 2009 but prior to July 1, 2010, then the amount of the accelerated payout would be equal to two (2) times the first year earn-out payment; and

(iii)      if the Change of Control closes after June 30, 2010 but prior to July 1, 2011, then the amount of the accelerated payout would be equal to the average of the first year and second year earn-out payments.

(iv)      The earn-out payment payable in the event of a Change of Control shall be in the same form of consideration as is payable to the Parent or its equity owners.

(e)    Determination of Earn-out Payments. As promptly as practicable after the end of an Earn-out Period but in no event later than thirty (30) days after the end of the Earn-out Period, the Parent shall determine the earn-out payment, if any, in respect of such Earn-out Period and shall deliver to each Vested Company Member a notice (the “Earn-out Notice”), setting forth in reasonable detail the calculation of such earn-out payment. The Earn-out Notice shall include a certification from the Chief Financial Officer of the Parent setting forth the calculation of the earn-out payment (including all components thereof) for the Earn-out Period determined in accordance with this Agreement, certifying as to the accuracy thereof. Parent and Elizabeth Carnahan or her designee (the “Representative”), on behalf of the Vested Company Members, shall from time to time, upon reasonable request of the Representative, meet and discuss any and all financial and business matters relating to the calculation of the earn-out payment for the applicable Earn-out Period.

(f)    Disputes Regarding Earn-out Cash. The Representative shall within thirty (30) days of receipt of the Earn-out Notice (the “Receipt Date”), provide written notice to Parent of any reasonable, good faith dispute that the Vested Company Members may have over the calculation of the earn-out payment for the applicable Earn-out Period (the “Earn-out Dispute Notice”). If the Vested Company Members dispute any aspect of the calculations, the Representative must set forth in reasonable detail the basis for such dispute. Parent and its independent accountants will provide the Representative and his independent accountants and other designated representatives with reasonable access to the necessary books, records and work papers of Surviving Company and its Affiliates to enable the Representative to review and evaluate the basis for Parent’s calculations for the Earn-out Period, and the Representative and his independent accountants shall have the right, at the Vested Company Members’ expense, to make copies of all such books, records and work papers. During the thirty (30) day period following Parent’s receipt of the Earn-out Dispute Notice, the parties shall attempt in good faith to settle any dispute through negotiation, and shall instruct their respective independent accountants and other designated representatives to seek to resolve the points of disagreement and agree upon the earn-out payment for the Earn-out Period.

(g)   Absence of Dispute. If the Vested Company Members do not dispute any material aspect of Parent’s calculation of the earn-out payment for an Earn-out Period within thirty (30) days of the Determination Date (“Dispute Period”), or if Parent and the Representative, on behalf of the Vested Company Members, reach agreement upon the items initially in dispute (with such further adjustments as to which they may agree) within thirty (30) days following Parent’s receipt of the Earn-out Dispute Notice, the earn-out payment so accepted or agreed upon shall be final, conclusive and binding on the parties hereto and not subject to collateral attack.

(h)   Resolution of Disputes; Accounting Firm. If the Representative, on behalf of the Vested Company Members, does not accept Parent’s calculation of the earn-out payment, and Parent and the Representative do not agree upon the items in dispute pursuant to the procedures set forth above, either Parent or the Representative may promptly refer the items in dispute to a mutually agreed upon firm of nationally recognized independent public accountants which has not performed any services since the Closing Date for either Parent or Company or their respective Affiliates (the “Accounting Firm”) to act as an arbitrator to resolve all matters in dispute and determine the disputed calculations. Written notice of such refusal must be delivered to the other party. The Accounting Firm shall, within thirty (30) days after such submission, determine and report to Parent and the Representative upon any disputed items. Each of the parties shall furnish, at its own expense, the Accounting Firm and the other party with (i) a statement as to the matters in dispute and such party’s calculations based on its interpretation of such disputed matters and (ii) such other documents and information as the Accounting Firm may request. Each party may also furnish to the Accounting Firm such other information and documents as it deems relevant with appropriate copies or notification being given to the other party. The Accounting Firm may conduct a conference concerning the disagreement between the Representative and Parent, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its advisors, counsel or accountants. The Accounting Firm shall promptly render its decision on the matters in dispute in writing, which decision will include the Accounting Firm’s own statement as to the disputed calculations based on the matters not in dispute and the Accounting Firm’s determination regarding matters in dispute. All determinations made by the Accounting Firm shall be final, conclusive and binding with respect to the disputed calculations and shall not be subject to collateral attack. Fees and expenses of the Accounting Firm shall be borne by the unsuccessful party.

(i)    Delivery of Earn-out Payment. As promptly as practicable after the completion of the calculations described herein and the resolution of any dispute (or notification of the lack of dispute) or the lapse of the Dispute Period without delivery of an Earn-out Dispute Notice, but no longer than five business (5) days, Parent shall issue and deliver to the Vested Company Member the earn-out payment with respect to the applicable Earn-out Period. In the event of a dispute, Parent shall distribute all amounts that are not disputed. A letter from the Chief Financial Officer of the Surviving Company shall accompany each payment, or if no earn-out is payable, such letter shall be sent alone, describing the calculations made in determining the earn-out payment. Notwithstanding the foregoing, in the event of a material dispute that remains unresolved, Parent shall have no more than sixty (60) days after the first anniversary of the Closing Date to make payment for the first Earn-out period pursuant to 2.3(c)(i).

(j)    Support for Earn-out. During the Earn-Out Period, Parent and its Affiliates shall make resources available to the Surviving Company to facilitate the realization of the maximum earn-out payment. These resources shall include a monthly allocation of six percent (6%) of the Adjusted Revenue of the Surviving Company (which shall, for the avoidance of doubt, include revenues from the Purchased Merchant Portfolio purchased hereunder and revenues from the New Merchant Portfolio) to manage its operations. During the Earn-out Period, Parent shall maintain the Surviving Company as a separate, functioning business subsidiary or division for the purpose of achieving the maximum amount of such earn-out Payment. Parent covenants and agrees that all sales offices and sales representatives recruited or acquired by Parent, Surviving Company or their Affiliates shall become partners or sales persons for the Surviving Company so that Adjusted Revenues generated by such persons shall be included in calculating the Earn-out Payment. Neither Parent nor any of its Affiliates shall take any action that would be reasonably likely to reduce, or otherwise, impair, the amount of the Earn-out Payment during the Earn-out Period. Parent will also maintain an independent profit and loss statement for the Surviving Company in accordance with GAAP that will include the business and operations of the Surviving Company after the consummation of the Merger for the period through and including the Earn-out Period. Parent shall provide the Vested Company Members detailed residual reports relating to the merchants whose accounts were included in the calculation of CoCard Baseline

Revenues presented by sales code and alphabetically by merchant within each sales code. Parent shall operate the Surviving Company in compliance with all terms and conditions of Agent Reseller Agreements executed in connection with closing of the Merger.

(k)   Payment Defaults. Upon the failure of Parent to make any payment pursuant to Sections 2.2 or 2.3 and/or the Promissory Note as and when due, each Company Member shall have the option to terminate such Company Member’s Reseller Agreement pursuant to Section 8.2(e) of such Reseller Agreement.

2.4       Preparation of Effective Time Revenue Statement. Prior to Closing, the Parties shall attach Exhibit E to this Agreement. Exhibit E shall be a statement of gross revenues (the “Effective Time Revenue Statement”) for the Company reflecting the CoCard Gross Revenues for the six (6) months and twelve (12) months ended March 31, 2008 as verified by an independent auditing firm, acceptable to Company, Lending Entity and Parent. The Effective Time Revenue Statement must be agreed to by the Parties and must be prepared in accordance with GAAP applied on a basis consistent with the preparation of the CoCard historical Financial Statements; provided, however, that revenues in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) have been determined, for purposes of the Effective Time Revenue Statement, through full application of the procedures used in preparing the most recent audited Financial Statements.

2.5       Condition to Receipt of Consideration; Escrow Agreement. The Parties agree to execute an Escrow Agreement in the form attached hereto as Exhibit F. The Escrow Agreement shall designate an independent bank or trust company to act as escrow agent (“Escrow Agent”) to hold and distribute the Purchase Price in accordance with its terms. Such funds shall be invested by the Escrow Agent as directed by Parent in its sole discretion, pending payment thereof by the Escrow Agent to the Company Members. Subject to the provisions of Section 7.1(g), the Parties agree that in order to receive the consideration due to a Company Member at the Closing, each such Company Member must execute and deliver to the Parent at least ten (10) days prior to the Closing Date a fully executed Agent Reseller Agreement, in the form attached hereto as Exhibit G. No payment shall be made to any Company Member that has not delivered a fully executed Agent Reseller Agreement to the Parent. At Closing, the Escrow Agent shall pay to each Company Member who executes an Agent Reseller Agreement that cash portion of the Purchase Price as set forth next to such Company Member’s name on Exhibit H hereto. In addition, the Parent will deliver the Promissory Note to the Company Members. Only those Company Members that have executed and delivered an Agent Reseller Agreement shall be entitled to payments pursuant to the Promissory Note. Thereafter, the undistributed portion of the cash Purchase Price shall remain in the Escrow Account until such time as (i) a Company Member executes an Agent Reseller Agreement and receives his share in accordance with Exhibit H hereto, (ii) a court adjudicates the release of the undistributed portion or (iii) the statute of limitations for breach of contract expires, whichever occurs first. Thereafter, the undistributed portion of the Purchase Price shall be distributed to Company Members who previously executed Agent Reseller Agreements pro rata based on the relative proportions that such Company Members shared in the Purchase Price. Notwithstanding the foregoing, in the limited instance in which a court adjudicates that a pro rata portion of the Purchase Price is not payable to a Company Member then such portion of the Purchase Price shall instead be payable to all other Company Members who have executed Agent Reseller Agreements.

2.6       No Continuing Rights as Members. From and after the Effective Time, the holders of any membership interest in the Company (or any right to acquire or subscribe for any interest in the Company) outstanding or otherwise in effect immediately prior to the Effective Time shall cease to have any rights with respect to such membership interests in the Company except as otherwise provided herein or by law.

3.	REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs.

3.1       Organization, Qualification, and Limited Liability Company Management Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.1 of the Disclosure Schedule lists the members, managers, and officers of the Company. The Company has delivered to Parent correct and complete copies of the Certificate of Organization and operating agreement for the Company, as amended to date (the “Company Operating Agreement”). The minute books (containing the records of meetings of the members, managers, and/or board of directors, and any committees) and any membership record books for the Company are correct and complete in all material respects. The Company is not in default under, or in violation of, any provision of its Certificate of Organization or the Company Operating Agreement.

3.2       Capitalization. There are forty-eight (48) members who hold 100% of the outstanding membership interests of the Company. Section 3.2 of the Disclosure Schedule sets forth all members and the number of units of all classes in the Company. All of the issued and outstanding membership interests have been duly issued in accordance with the Company Operating Agreement, and are held of record as set forth in Section 3.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any additional membership interests. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of the Company.

3.3       Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the certificate of organization of the Company or the Company Operating Agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) except for those listed in Section 3.3 of the Disclosure Schedule. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the notices detailed in Section 3.3 of the Disclosure Schedule.

3.4       Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.5       Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except as listed on Schedule 3.5 hereto. The Company has good and marketable title and the right on behalf of itself and on behalf of all its members to transfer, convey and assign all underlying residual rights as contemplated by this transaction.

3.6       Financial Statements. Attached hereto as Exhibit I are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2005, December 31, 2006, and December 31, 2007, (the “Most Recent Fiscal Year End”) for the Company and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in member’s equity, and cash flow (the “Most Recent Financial Statements”) as of and for the three (3) months ended March 31, 2008 (the “Most Recent Fiscal Month End”) for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects ); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

3.7       Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Section 3.7 of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a)    the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)   the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Fifty Thousand and 00/100 ($50,000.00) Dollars, or outside the Ordinary Course of Business;

(c)    the Company has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Fifty Thousand and 00/100 ($50,000.00) Dollars to which the Company is a party or by which the Company is bound;

(d)   the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e)    the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than Fifty Thousand and 00/100 ($50,000.00) Dollars or outside the Ordinary Course of Business;

(f)    the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(g)   the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

(h)   the Company has not delayed or postponed the payment of accounts payable and other Liabilities;

(i)    the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims).

(j)    the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)   there has been no change made or authorized in the Certificate of Organization of the Company or the Company Operating Agreement;

(l)    the Company has not issued, sold, or otherwise disposed of any of its capital accounts, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;

(m)  other than quarterly distributions to Company Members paid consistent with past practices, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its member’s capital accounts (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests, other than as provided in the Company Operating Agreement;

(n)   the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(o)   the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)   the Company has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)   the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(r)    the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s)    the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(t)    the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u)   there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(v)   the Company has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(w)   Other than pursuant to an effective confidentiality agreement, the Company has not disclosed any Confidential Information.

3.8       Undisclosed Liabilities. The Company has no Liabilities which should be reflected or reserved against under generally accepted accounting principles applicable in the relevant jurisdiction and which are not reflected or reserved against in the Most Recent Financial Statements, except Liabilities which are not material either individually (which the parties agree shall mean, for the purpose of this Section 3.8 only, US $25,000), or in the aggregate (which the parties agree shall mean, for the purpose of this Section 3.8 only, US $50,000) or were incurred since August 31, 2007 in the Ordinary Course of Business.

3.9       Legal Compliance. The Company, and its predecessors and Affiliates have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder; including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.10	Tax Matters.

(a)    The Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)    The Company has no knowledge or expectation of any taxing authority assessing any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Section 3.10(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2006.

(d)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) does not have any Liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Section 3.10(f) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis of the Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany allocation.

(g)   The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(h)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)       “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)      intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)      installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.
3.11	Real Property.

(a)       Section 3.11(a) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.11(a) of the Disclosure Schedule, with respect to each of the Leases:

(i)        such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)       the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained or will be obtained prior to the Closing Date), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)      the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(iv)      Neither the Company nor, to the Company’s Knowledge, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)       no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)      the Company does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)     the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company;

(viii)    the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(ix)      the Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(x)	there are no Liens on the estate or interest created by such Lease.

(b)   The Leased Real Property identified in Section 3.11 of the Disclosure Schedule (the “Real Property”), comprises all of the real property used or intended to be used in, or otherwise related to, the Company’s business; and the Company is not a party to any agreement or option to purchase any real property or interest therein. The Company does not own any Real Property.

3.12	Intellectual Property.

(a)    The Company owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)   To the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company.

(c)    Section 3.12(c) of the Disclosure Schedule identifies each patent or registration that has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that the Company has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.12(c) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software) and each material unregistered copyright used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3.12(c) of the Disclosure Schedule:

(i)        the Company owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii)       the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)      no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and, to the Knowledge of the Company, there are no grounds for the same;

(iv)      the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(d)   Section 3.12(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software). The

Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.12(d) of the Disclosure Schedule:

(i)        the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)       neither the Company, nor, to the Knowledge of the Company, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)      neither the Company, nor any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(iv)      with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying license;

(v)       the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vi)      no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;

(vii)     the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(viii)    the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party’s ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of the Company.

(e)    the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and (ii) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(f)    The Company has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property of the Company and will continue to maintain and protect all of the Intellectual Property of the Company prior to Closing so as not to adversely affect the validity or enforceability thereof. To the knowledge of the Company, it has taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(g)   The Company has complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and the Company shall take all commercially reasonable steps necessary to ensure such compliance until Closing.

3.13     Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

3.14     Contracts. Section 3.14 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(a)    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Ten Thousand and 00/100 ($10,000.00) Dollars per annum;

(b)   any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to the Company, or involve consideration in excess of Ten Thousand and 00/100 ($10,000.00) Dollars;

(c)    any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Ten Thousand and 00/100 ($10,000.00) Dollars or under which it has imposed a Lien on any of its assets, tangible or intangible;

(d)	any agreement concerning non-competition;

(e)    any profit sharing, membership interest option, membership purchase, interest appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former members, directors, officers, and employees;

(f)	any collective bargaining agreement;

(g)   any agreement for the employment of any individual on a full-time, part-time, or consulting basis;

(h)   any agreement under which it has advanced or loaned any amount to any of its members, directors, officers, and employees outside the Ordinary Course of Business;

(i)    any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(j)    any settlement, conciliation or similar agreement or imposition of monitoring or reporting obligations to any Governmental Entity outside the Ordinary Course of Business;

(k)   any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding Ten Thousand and 00/100 ($10,000.00) Dollars; or

(l)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of Ten Thousand and 00/100 ($10,000.00) Dollars.

The Company has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in Section 3.14 of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.14 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) the Company has not repudiated any provision of the agreement.

3.15     Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly, in all material respects, on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

3.16     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.17     Insurance. Section 3.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(a)       the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b)	the policy number and the period of coverage;

(c)       the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(d)       a description of any retroactive premium adjustments or other loss-sharing arrangements.

(e)       With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) the Company has not repudiated any provision thereof. The Company has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Section 3.17 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

3.18     Litigation. Section 3.18 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.18 of the Disclosure Schedule is likely to result in any Material Adverse Change. The Company has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or that there is any Basis for the foregoing.

3.19	Employees.
(a)	With respect to the business of the Company:

(i)        there is no collective bargaining agreement or relationship with any labor organization;

(ii)       to the Knowledge of the Company, no executive or manager of the Company (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Company that would be material to the performance of such employee’s employment duties, or the ability of such entity or Parent to conduct the business of the Company;

(iii)      no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv)      no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v)       no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or threatened;

(vi)      there is no workmen’s compensation liability, experience or matter outside the Ordinary Course of Business;

(vii)     there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company (or its or their officers or directors) of any law, regulation or contract; and,

(viii)    no employee or agent of the Company has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

(b)   Except as set forth in Section 3.19 of the Disclosure Schedule, (i) there are no employment contracts or severance agreements with any employees of the Company, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of the Company. True and complete copies of all such documents have been provided to Parent prior to the date of this Agreement.

(c)    With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past 3 years, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Parent.

3.20	Employee Benefits.

(a)    Section 3.20 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability.

(i)        Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered substantially in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii)       All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance, in all material respects, with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met, in all material respects, with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii)      All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)      Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST and EGTRRA requirements within the applicable remedial amendment period.

(v)       There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. There is no basis for any such action, suit, proceeding, hearing, or investigation.

(vi)      The Company has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(b)       Neither the Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)). No asset of Company is subject to any Lien under ERISA or the Code.

(c)       Neither the Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(d)       The Company does not maintain, contribute to or have an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Company or of any other Person other than in accordance with COBRA.

(e)       Section 3.20(e) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan (collectively a “Plan”)—to which Company is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each such Plan complies with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

3.21     Guaranties. The Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

3.22	Environmental, Health, and Safety Matters.

(a)    The Company and its predecessors and Affiliates have at all times complied, in all material respects, and are in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

(b)   Without limiting the generality of the foregoing, the Company and its Affiliates have obtained and at all times complied with, and are in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; and a list of all such permits, licenses and other authorizations is set forth on Section 3.22 of the Disclosure Schedule.

(c)    Neither the Company nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(d)   Neither the Company nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(e)    Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(f)    Neither the Company nor its predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(g)   The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h)   The Company has furnished to Parent all environmental audits, reports, and other material environmental documents relating to the Company’s, or its respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

3.23 Independent Service Organization (ISO) and Independent Sales Representative (ISR) Agreements.

(a)    Section 3.23(a) of the Disclosure Schedule shall list all independent service organizations holding current agreements with the Company. The Disclosure Schedule shall provide the starting date of each agreement and certification that all merchant contracts comprising the portfolio for each agreement were not purchased by that organization.

(b)   Section 3.23(b) of the Disclosure Schedule shall list all independent sales representatives holding current agreements with the Company. The Disclosure Schedule shall provide the starting date of each agreement and certification that all merchant contracts comprising the portfolio for each agreement were not purchased by that representative.

3.24	Data Privacy.

(a)    The collection, use, transfer, import, export, storage, disposal, and disclosure by the Company of personally identifiable information, or other information relating to Persons protected by law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate in any material respect any applicable U.S. or foreign law relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”). The Company has complied with, and is presently in compliance with, in all material respects, its privacy policies, which policies comply in all material respects with all Data Laws, and which meet any additional or higher leading industry standards or requirements. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the respective privacy policies of the Company.

(b)   (i) There is no complaint, audit, proceeding, investigation, or claim against or threatened against, the Company by any governmental authority, or by any Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any Person in connection with the Company or their businesses, and (ii) there have been no material security breaches compromising the confidentiality or integrity of such personal information.

3.25     Approvals. The Merger has received the requisite approval by the Board of Directors of the Company.

3.26     Residuals. The residual reports for the Company are set forth on Schedule 3.27 hereto. Such reports are correct and complete in all material respects.

4.	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Parent represents and warrants to the Company that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.

4.1       Organization of Parent. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

4.2       Authorization of Transaction. Each of Parent and merger Sub has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms and conditions. Neither Parent nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Parent and Merger Sub.

4.3       Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Merger Sub is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Merger Sub is a party or by which it is bound or to which any of its assets are subject.

4.4       Brokers’ Fees. Neither parent nor Merger Sub has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

4.5       Investment. Each of Parent and Merger Sub (A) understands that the Company’s membership interests have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Membership interests solely for his, her, or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with Knowledge and experience in business and financial matters, (D) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company’s membership interests, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Membership interests, and (F) is an Accredited Investor.

4.6       Financing Commitment. Parent has received letters from GE Commercial Finance and Dymas Capital Management Company, LLC (the “Lenders”) indicating their interest to finance the full amount of the Preliminary Purchase Price (“Debt Letters”), subject to the terms and conditions set forth in such letters. A copy of such letters have been delivered to the Company. Parent acknowledges that obligations under this Agreement are not subject to, or contingent upon, closing of financing.

4.7       Approval. The Merger has received the requisite approval by the Board of Directors of Parent.

5.	PRE-EFFECTIVE TIME COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Effective Time:

5.1       General. Each of the Parties will use his, her, or its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

5.2       Notices and Consents. The Company will give any notices to third parties, and will cause the Company to use its best efforts to obtain any third-party consents referred to in Section 3.3 above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3 and Section 4.3 above.

5.3       Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not, outside the Ordinary Course of Business (i) declare, set aside, or pay any dividend or make any distribution with respect to its membership capital interests or redeem, purchase, or otherwise acquire any of membership interests (other than quarterly distributions to members consistent with past practice), or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.7 above, except as identified in the schedule referenced in Section 3.7.

5.4       Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

5.5       Full Access. The Company will permit representatives of Parent (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

5.6       Notice of Developments. The Company will give prompt written notice to Parent of any material adverse development causing a breach of any of the representations and warranties in Section 3. Parent will give prompt written notice to the others of any material adverse development causing a breach of any of its representations and warranties in Section 4 above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7       Exclusivity. The Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interest or other voting interest, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Notwithstanding the foregoing, the Parties agree that the Company shall take all necessary action to comply with the provisions of the right of first refusal in favor of NPC.

5.7       Leases. The Company will not permit any of the Company’s Leases to be amended, modified, extended, renewed or terminated, nor shall the Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Parent.

5.8       Tax Matters. Without the prior written consent of Parent, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

5.9       Agent Reseller Agreements. The Company will use its best efforts in accordance with applicable law and the Company Operating Agreement to assist the Parent in obtaining the execution of an Agent Reseller Agreement by every Company Member no later than ten (10) days prior to the Effective Time.

5.10     NPC. The Company will use its best efforts to secure for purchase by Parent NPC’s interests in the Merchants.

5.11     Member Vote. The Company will use its best efforts to secure the approval of the transactions contemplated by this Agreement by the affirmative vote of the requisite number of the Company’s Class A Units.

5.12     Financing. Within three (3) days of the notice by NPC of its intention not to exercise the right of first refusal (or NPC’s failure to notify the Company of its intention to exercise such right of first refusal within the prescribed ten (10) day period), Parent shall pay to the Lenders any commitment fees required by the Debt Letters. In addition, in the event Parent or its Affiliates are made aware of any negative feedback from the Lenders, whether written or oral, relating to the financing of the transactions contemplated by this Agreement (“Negative Feedback”), Parent will notify the Company of the existence and content of such Negative Feedback within forty-eight (48) hours of receipt of such information by Parent or its Affiliates.

6.	POST-EFFECTIVE TIME COVENANTS

The Parties agree as follows with respect to the period following the Effective Time:

6.1       General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party, including but not limited with reference to account information and pass codes and the settlement of accounts payable (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Company acknowledges and agrees that from and after the Closing Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

6.2       Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Time involving the Company, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

6.3       Transition. Neither the Company nor its Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Company and its Affiliates will refer all customer inquiries relating to the business of the Company to Parent from and after the Closing.

6.4       Confidentiality. The Company and its Affiliates will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that the Company or any of its Affiliates is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such party will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any such party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use his, her, or its best efforts to obtain, at the request of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of the Company or its Affiliates.

6.5       Sales Offices. Parent hereby covenants and agrees that following the Effective Time, all sales offices and/or sales representatives recruited or acquired by Parent, Surviving Company or their Affiliates shall become partners or sales persons for the Surviving Company.

6.6	Tag Along/Drag Along Provision.

(a)       In the event of a Change of Control of Parent and/or the Surviving Company, Parent hereby agrees that each person or entity that has executed an Agent Reseller Agreement with the Surviving Company (“Surviving Company Member”), who is not in continuing material breach of the Agent Reseller Agreement (subject to Reseller’s right to notice and right to cure pursuant to the Agent Reseller Agreement), shall have the option to participate in the transaction contemplated by such Change of Control to the same extent and under the same terms and conditions as the Parent and/or the Surviving Company. In the event the purchaser in a Change of Control decides to purchase less than all of the Parent and/or Surviving Company and residuals attributable to Surviving Company Members, the Surviving Company Members may participate in such Change of Control transaction pro rata based on the portion of the assets transferred in such Change of Control represented by such Surviving Company Member’s Merchant Portfolio. Conversely, in the event of a Change of Control of the Parent, the Parent shall have the right to require each Surviving Company Member to participate in the transaction by selling their Merchant Residuals to the same extent and under the same terms and conditions as the Parent. It shall be a condition of the Change of Control transaction that this tag along/drag along provision shall be assumed by the acquiring entity so to enable Surviving Company Members that sold less than their Merchant Portfolio to participate in future Change of Control events. At the closing of the Change of Control transaction, each Surviving Company Member shall be entitled to receive as consideration for the sale of that portion of the Surviving Company Member’s merchant residuals being sold or acquired, an amount equal to (i) the average monthly amount attributable to such Surviving Company Member’s Merchant Portfolio over the most recent six (6) months (“Portfolio Price”), multiplied by (ii) twelve (12), multiplied by (iii) the annual EBITDA multiple represented by the consideration paid for the Change of

Control transaction. Such Portfolio Price shall then be reduced by a fee representing administrative and transactional costs in connection with the Change of Control in accordance with the following schedule:

(i)        The fee shall be thirty percent (30%)of the Portfolio Price if the EBITDA multiple is less than 11; and

(ii)       The fee shall be thirty-five percent (35%) of the Portfolio Price if the EBITDA multiple is between 11-13; and

(iii)      The fee shall be forty percent (40%) of the Portfolio Price if the EBITDA multiple is greater than 13.

(b)   All merchant portfolios being sold by a Surviving Company Member must consist of organically developed accounts (i.e., members may not sell accounts which they have purchased).

(c)    The entity which acquires the Parent or Surviving Company in a Change of Control transaction shall assume the promises contained in this Tag Along/Drag Along provision in relation to the balance of unpurchased Surviving Company Member residuals at the time of the Change of Control transaction.

(d)   In the event a Surviving Company Member has not participated in a sale of the Surviving Company Member’s Merchant Portfolio upon a Change of Control or such Change of Control has not occurred, then upon the date which is three years from the Closing Date (“Portfolio Purchase Trigger Date”) if such Surviving Company Member continues to service a merchant portfolio pursuant to an effective Agent Reseller Agreement, such Surviving Company Member shall have the right to require Parent to purchase said Surviving Company Member’s merchant portfolio (“Portfolio Purchase”). The purchase price for such merchant portfolio shall be the Fair Market Value of such portfolio plus a 25% premium. A Surviving Company Member may require such Portfolio Purchase by providing Parent written notice of the Surviving Company Member’s intention to do so no later than thirty (30) days prior to such Portfolio Purchase Trigger Date. Such repurchase by Parent shall take place as soon as possible but shall not exceed ninety (90) days after the Parent’s receipt of such notice. A Surviving Company Member shall have the option to require such Portfolio Purchase only on each anniversary of the Portfolio Purchase Trigger Date. In no event may a Surviving Company Member require a Portfolio Purchase more than once in any three (3) year period.

(e)    As a condition to participation in a Change of Control pursuant to Section 6.6(a), a Surviving Company Member shall, if required by Parent, execute an Agent Reseller Agreement with the Surviving Company, Parent and/or the acquiring entity in such Change of Control providing for exclusive solicitation of Merchants for a period not to exceed three (3) years.

(f)	Schedule 6.6 sets forth an example of tag along and drag along calculations.

6.7       Employees. Parent hereby agrees to provide certain severance benefits to employees of the Company in the Nashville office as set forth in the document dated as of the date hereof executed by parent and the Company, a copy of which is set forth on Exhibit J hereto.

6.8	Tax Matters.

(a)    Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Surviving Company that are filed after the Closing Date. Parent shall permit the Vested Company Members to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(b)   Parent, the Company and the Company Members shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Parties shall allow the other Party to take possession of such books and records.

(c)    Parent and the Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)   Parent and the Company further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(e)    All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Effective Time and, after the Effective Time, the Company shall not be bound thereby or have any liability thereunder.

(f)    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Parent when due.

6.9       NPC. After the Closing Date, Parent, the Surviving Company and the Company Members shall use their collective best efforts to cause the Surviving Company to submit at least 250 new applications to NPC per month until such time as (i) Parent or Surviving Company purchases NPC’s interests in the NPC Merchants included in the Purchased Merchant Portfolio or (ii) Parent or Surviving Company determines not to purchase NPC’s interests in the NPC Merchants included in the Purchased Merchant Portfolio.

7.	CONDITIONS TO OBLIGATIONS TO CLOSE

7.1       Conditions to Parent’s Obligation. Parent’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)    the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b)   the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case The Company shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)    the Company shall have procured all of the third-party consents specified in Section 3.3 above;

(d)   no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect in any material way the right of Parent to own and control the Company, or (iv) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)    the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

(f)    the Company shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.3;

(g)   Company Members representing at least 80% of the Class B Historical Percentage Interests (as defined in the Company Operating Agreement) shall have entered into Agent Reseller Agreements with the Surviving Company;

(h)   all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Parent;

(i)    the Company shall have obtained and delivered to Parent a written consent for the assignment of each of the Leases, and, if requested by Parent’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Parent and Parent’s lender;

(j)    the Company shall deliver to Parent a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that the Company is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavit”);

(k)   the Company shall have delivered to Parent copies of the certificate of organization of the Company on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Company;

(l)    the Company shall have delivered to Parent copies of the certificate of good standing of the Company issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Company and of each jurisdiction in which the Company is qualified to do business;

(m)  the Company shall have delivered to Parent a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (i) no amendments to the certificate of organization (or formation) of the Company since the date specified in clause (xvii) above; (ii) the operating agreement (or other governing documents) of the Company; (iii) the resolutions of the voting members or the Company board of directors or other authorizing body (or a duly authorized committee thereof) of the Company, authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(n)   Parent may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing;

(o)   Parent shall have received from counsel to the Company and the Company members, an opinion, dated the Closing Date, in a form reasonably acceptable to Parent;

(p)   Parent shall have received a waiver of NPC’s right of first refusal or written communication from NPC stating its intention to pass on the right of first refusal with respect to the transaction set forth in this Agreement;

(q)   Parent shall have received approval for the transactions contemplated by this Agreement from holders of Parent’s convertible notes, or such convertible notes are paid in full in connection with the Closing;

(r)    Within ten (10) days of the date of this Agreement, the Company’s Class A Members shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

7.2       Conditions to The Company’s Obligation. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)    the representations and warranties set forth in Section 4 above shall be true and correct at and as of the Closing in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b)   Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case The Company shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)    no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)   Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e)    the Company shall have procured all of the third-party consents specified in Section 3.3 above;

(f)    the Parties and the Company shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.3 above;

(g)   all actions to be taken by Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company;

(h)   the Company may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing;

(i)    the Company Members shall have received from counsel to the Parent, an opinion, dated the Closing Date, in a form reasonably acceptable to the Company Members;

(j)    Within ten (10) days of the date of this Agreement, the Company’s Class A Members shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1       Survival of Representations and Warranties. All of the representations and warranties of the Company, Parent and Merger Sub shall survive the Closing hereunder (even if Parent knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter.

8.2       Indemnification Provisions for Parent’s and Merger Sub’s Benefit. Provided that Parent or the Surviving Company makes a written claim for indemnification against the Company Members pursuant to Section 8.4(a) below within the survival period, then the Company Members, severally based on the percentage of the Preliminary Purchase Price attributable to such Company member, shall be obligated to indemnify Parent from and against any Adverse Consequences Parent may suffer (including any Adverse Consequences Parent may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach (or in the event any third party alleges facts that, if true, would mean the Company has breached) of any of its representations, warranties and covenants contained herein, or (ii) any claim made by a third party with respect to the operation of the Company prior to Closing.

8.3       Indemnification Provisions for Company Members’ Benefit. Provided that any Company Member makes a written claim for indemnification against Parent pursuant to Section 8.4(a) below within such survival period, then Parent shall indemnify the Company Members from and against any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach (or in the event any third party alleges facts that, if true, would mean Parent or Merger Sub has breached) of any of its representations, warranties, and covenants contained herein, or (ii) any claim made by a third party with respect to the operation of the Company or the Surviving Company following the Closing.

8.4	Matters Involving Third Parties.

(a)    If any third party notifies any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)   Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice satisfactory to the

Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c)    So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d)   In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

8.5	Limitations on Indemnification.

(a)    Notwithstanding any other provision of this Section 8, except in cases of fraud or willful misconduct, (i) the maximum amount for which either Parent or the Company Members shall be entitled to indemnification from the other party shall be an amount equal to Thirty Million Dollars ($30,000,000); and (ii) neither the Parent nor the Company Members shall be liable under this Section 8 unless and until the aggregate Adverse Consequences for which they or it would otherwise be liable under this Section 8 shall exceed $250,000 (at which point the Indemnifying Party shall become liable for the aggregate Adverse Consequences under this Section 8, and not just amounts in excess of $250,000). Except for actions grounded in fraud or willful misconduct, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Section 8 shall be the exclusive remedy of Parent and the Company Members with respect to the transactions contemplated by this Agreement. With respect to actions grounded in fraud and willful misconduct, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Section 8, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it; provided, however, in no event shall any Company Member have any liability in excess of the amount of the Purchase Price actually received by such Company Member. Any indemnification to which Parent is entitled under this Agreement as a result of any Adverse Consequences it may suffer shall be recouped (i) first, from amounts due under the Promissory Note and (ii) second, from all, or any remaining, Earn-out payments set forth in Section 2.2(d) and (e), by notifying the Company Members that Parent is reducing the amount payable under the terms of the Earn-out. This reduction in the amount payable shall affect the timing and amount of payments required under the agreement in the event that any such reduction should exceed any one or more of the Earn-out payment amounts.

(b)   For the purposes of securing the Company Members’ indemnification obligations hereunder, each Company Member shall grant a security interest in such Company Member’s residuals payable pursuant to such Company Member’s Agent Reseller Agreement for the limited purpose of securing indemnification obligations related to (i) fraud or willful misconduct by such Company Member and (ii) systematic and widespread fraud or willful misconduct by the Company.

9.	TERMINATION

9.1   Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)    Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)   Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before June 30, 2008, by reason of the failure of any condition precedent under Section 7.1 hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Parent if Parent’s action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (i) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Parent of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; (ii) in the event Parent shall have received Negative

Feedback, with respect to which, within three (3) days of receipt of such Negative Feedback, Parent has failed to provide definitive assurance that such Negative Feedback shall not affect Parent’s ability to finance the transactions contemplated in this Agreement without material delay; or (iii) if the Closing shall not have occurred on or before June 30, 2008, by reason of the failure of any condition precedent under Section 7.2 hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company if the Company’s action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and

9.2       Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10.	MISCELLANEOUS

10.1     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Parent and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

10.2     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.5     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.6     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:	Copy to:
Richard B. Pylant	Colin J. Carnahan, Esq.
CoCard Marketing Group, LLC	Boult, Cummings, Conners & Berry, PLC
2323 21st Avenue South, Suite 203	1600 Division Street, Suite 700
Nashville, TN 37212	Nashville, TN 37203
(615) 783-0230	(615) 252-2340

If to Parent:	Copy to:
Pipeline Data, Inc	Pipeline Data, Inc.
1515 Hancock Street, Suite 301	1515 Hancock Street, Suite 301
Quincy, MA 02169	Quincy, MA 02169
Attention: Chief Executive Officer	Attention: General Counsel
Telephone: (617) 405-2600	(617) 405-2600

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Massachusetts, except to the extent that the merger provisions of the Virginia limited liability company act apply.

10.9     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Company. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

10.10   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11   Expenses. Each of Parent and the Company shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.13   Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14   Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event the Company breaches this Agreement, money damages would be inadequate and the Parties would have no adequate remedy at law, so that the Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

10.15   Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

-Signature Page Follows-

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Pipeline Data, Inc. (PARENT)

By: ___________________________

MacAllister Smith, President & CEO

CoCard Merger Sub, LLC

By: ___________________________

CoCard Marketing Group, LLC

By: ___________________________

_____________, President

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EXHIBIT A

Company’s Limited Liability Company Agreement

- A -

EXHIBIT B

CoCard Marketing Agreement with NPC

- B -

EXHIBIT C

Processing Rates for Surviving Company

- C -

EXHIBIT D

Earn-Out Percentages

- D -

EXHIBIT E

Effective Time Revenue Statement

- E -

EXHIBIT F

Escrow Agreement

- F -

EXHIBIT G

Agent Reseller Agreement

- G -

EXHIBIT H

Payment Schedule for Vested Company Members

- H -

EXHIBIT I

Financial Statements

- I -

EXHIBIT J

Severance Benefits

- J -

EXHIBIT K

Definitions

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” has the meaning set forth in the Background.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the Introduction.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Change of Control” shall mean for any entity, any transaction or combination of related transactions that occurs at any time after six (6) months from the Effective Time that results in the occurrence of any of the following events: (a) any Person or Persons acting together becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor provisions thereto), directly or indirectly, of securities of such entity representing more than fifty percent (50%) of the equity securities on a fully diluted, as converted basis, and/or more than fifty percent (50%) of the combined voting power of the entity’s then outstanding securities that have the right under ordinary circumstances to elect a majority of such entity’s board of directors or managers; (b) all or substantially all assets of the entity are sold, exchanged, transferred or otherwise disposed of; (c) the entity consummates a merger, consolidation, or share exchange, or (a “Fundamental Transaction”) with any other Person, other than a Fundamental Transaction that would result in the voting securities of the entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of such entity’s (or the surviving entity’s) outstanding securities. Notwithstanding the foregoing, the following transactions shall not constitute a Change of Control: (i) a transaction solely to recapitalize an entity’s securities without payment to security holders; (ii) a transaction the proceeds of which are utilized to repay such entities indebtedness (and only to the extent of such repayment); (iii) a transaction whereby the proceeds are utilized for an acquisition or acquisitions by such entity of another company or entity (which shall not be an Affiliate of the entity or its principals).

“Closing” has the meaning set forth in Section 1.6.

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“Closing Date” has the meaning set forth in Section 1.6.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Introduction.

“Company Member” has the meaning set forth in Section 2.1.

“Company Operating Agreement” has the meaning set forth in Section 3.1.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public. [we need the traditional exceptions built into this.]

“Controlled Group” has the meaning set forth in Code §1563.

“Data Laws” has the meaning set forth in Section 3.24(a).

“Disclosure Schedule” has the meaning set forth in Section 3.

“EBITDA” means earnings of an entity before interest, taxes, depreciation and amortization.

“Effective Time” has the meaning set forth in Section 1.2.

“Effective Time Revenue Statement” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code §414.

“Escrow Agent” has the meaning set forth in Section 2.4(a).

“Fair Market Value” means the cash consideration which a Person would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical portfolio sold in the same quantity and at the same time and place of the transaction, all as determined by an independent valuation firm with experience in the card processing industry.

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“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Affidavit” has the meaning set forth in Section 7.1(j).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge.

“Lease Consents” has the meaning set forth in Section 7.1(i).

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing

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rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Company, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Company, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Merchant” means a merchant solicited by the Company with which NPC has entered into an agreement with such merchant as a result of such solicitation.

“Merger” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Introduction.

“Merger Sub Membership Interest” has the meaning set forth in Section 2.1(b).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.6.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.6.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.6.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NPC” means National Processing Company, Inc.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent” has the meaning set forth in the Introduction.

“Party” or “Parties” has the meaning set forth in the Introduction.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any

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other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Preliminary Purchase Price” has the meaning set forth in Section 2.2(a).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Real Property” has the meaning set forth in Section 3.11(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Operating Agreement” has the meaning set forth in Section 1.4.

“Surviving Company Member” has the meaning set forth in Section 6.6(a).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Unit” means a unit of membership interest in the Company representing a Class A Unit or Class B Unit.

“Vested Company Member” means a Company Member entered into an Agent Reseller Agreement with the Surviving Company.

“WARN Act” has the meaning set forth in Section 3.19(c).

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